Exhibit 99.1

  News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2023 Financial Results

$0.99	10.8%	$403 million	$2.08 billion
GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$0.96	13.9%	$390 million	$2.07 billion
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE [1]

• Maintaining strong levels of liquidity and capital in a dynamic environment
• Retail deposit balances up $0.5 billion QoQ; FDIC insured balances up $1.3 billion QoQ and represent 92% of portfolio
• Total available liquidity of $42.5 billion, 3.8x uninsured deposit balance
• 9.3% CET1 ratio, $3.7 billion of capital above regulatory minimum and SCB

• 3.5 million consumer auto applications driving $10.4 billion of origination volume
• Annualized retail auto net charge-offs of 132bps
• Insurance written premiums of $299 million
• $154.3 billion of total deposits, up $13.9 billion YoY; 2.9 million customers
• Over 1 million active credit cardholders; One Ally digital experience launched; full rebranding expected in 2023
• Corporate finance floating rate HFI loans of $10.1 billion with ~100% in first lien position

“Second quarter results demonstrate the strength and resilience of our leading franchises as we continue to manage through a dynamic operating environment,” said Chief Executive Officer Jeffery J. Brown. “We remain nimble as we assess the evolving backdrop and potential changes to the regulatory framework across the industry. Disciplined capital deployment and maintaining strong levels of liquidity will position Ally well for a variety of outcomes.”

“At Ally Bank, we’re now approaching 3 million customers as we posted our 57th consecutive quarter of customer growth. Our digital, consumer-oriented deposit franchise remained a source of strength as 92 percent of balances are FDIC insured and we generated $0.5 billion of retail balance growth in the quarter. Dealer Financial Services continues to demonstrate the benefits of scale. We’ve tightened underwriting standards, but the ability to decision 3.5 million consumer auto applications allowed us to generate $10.4 billion of consumer originations at accretive risk-adjusted returns. Within Insurance, earned premiums of $312 million were the highest since our IPO.”

“As we move into the second half of 2023, we’re cognizant of the near-term pressure the current environment presents. Our 11,700 Ally teammates remain resolute in living our purpose-driven, “Do It Right” culture which will enable our continued success. Robust interest rate and credit risk management will be instrumental in navigating near-term uncertainty while remaining true to our strategic priorities. The actions we’ve taken to date have created a strong Ally which will serve us well as we remain focused on driving long-term value for all stakeholders.”

Second Quarter 2023 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	2Q 23	1Q 23	2Q 22	1Q 23	2Q 22
GAAP Net Income Attributable to Common Shareholders	$301	$291	$454	3%	(34)%
Core Net Income Attributable to Common Shareholders[1]	$291	$250	$570	16%	(49)%

GAAP Earning per Common Share	$0.99	$0.96	$1.40	3%	(29)%
Adjusted EPS[1]	$0.96	$0.82	$1.76	16%	(46)%

Return on GAAP Shareholder’s Equity	10.8%	10.8%	14.7%	—%	(26)%
Core ROTCE[1]	13.9%	12.5%	23.2%	11%	(40)%

GAAP Common Shareholder’s Equity per Share	$37.16	$36.75	$37.28	1%	—%
Adjusted Tangible Book Value per Share[1]	$32.08	$31.59	$32.16	2%	—%

GAAP Total Net Revenue	$2,079	$2,100	$2,076	(1)%	—%
Adjusted Total Net Revenue[1]	$2,066	$2,047	$2,222	1%	(7)%

Pre-Provision Net Revenue[1]	$830	$834	$938	—%	(12)%
Core Pre-Provision Net Revenue[1]	$817	$781	$1,084	5%	(25)%

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Accelerated issuance expense (Accelerated OID), Adjusted earnings per share (Adjusted EPS), Adjusted efficiency ratio, Adjusted noninterest expense, Adjusted other revenue, Adjusted tangible book value per share (Adjusted TBVPS), Adjusted total net revenue, Core net income attributable to common shareholders, Core original issue discount (Core OID) amortization expense, Core outstanding original issue discount balance (Core OID balance), Core pre-provision net revenue (Core PPNR), Core pre-tax income, Core return on tangible common equity (Core ROTCE), Investment income and other (adjusted), Net financing revenue (excluding Core OID), Net interest margin (excluding Core OID), Pre-provision net revenue (PPNR), and Tangible Common Equity. These measures are used by management, and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the definitions of non-GAAP financial measures and other key terms along with reconciliations to GAAP later in this document.

Discussion of Second Quarter 2023 Results

Net income attributable to common shareholders was $301 million in the quarter, compared to $454 million in the second quarter of 2022 driven by lower net financing revenue, higher provision for credit losses, and higher noninterest expenses, partially offset by higher other revenue.

Net financing revenue was $1.6 billion, down $191 million year over year driven primarily by higher funding costs given the rapid increase in short-term rates, offset in part by the strength of auto pricing, floating rate assets, and growth in unsecured products.

Other revenue increased $194 million year over year to $506 million, driven by underlying momentum across Insurance and consumer banking businesses and including a $25 million increase in the fair value of equity securities in the quarter compared to a $136 million decrease in the prior-year quarter. Adjusted other revenueA, excluding the change in fair value of equity securities, increased $33 million year over year to $481 million due to the aforementioned activity.

Net interest margin (“NIM”) of 3.38%, including Core OIDB of 3 bps, decreased 66 bps year over year. Excluding Core OIDB, NIM was 3.41%, down 65 bps year over year, primarily driven by higher funding costs and partially offset by higher retail auto yields and floating rate assets.

Provision for credit losses increased $123 million year over year to $427 million, as credit normalizes off of historical lows as well as a modest reserve build to reflect the evolving macro environment.

Noninterest expense increased $111 million year over year due to higher weather-related losses as well as investments in business growth, talent and technology.

AAdjusted other revenue is a non-GAAP financial measure. Adjusted for (i) change in the fair value of equity securities.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Second Quarter 2023 Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	2Q 23	1Q 23	2Q 22	1Q 23	2Q 22

(a) Net Financing Revenue	$1,573	$1,602	$1,764	$(29)	$(191)

Core OID[1]	12	11	10	0	2

Net Financing Revenue (excluding Core OID)[1]	1,585	1,613	1,774	(29)	(189)

(b) Other Revenue	506	498	312	8	194

Change in Fair Value of Equity Securities[2]	(25)	(65)	136	40	(161)

Adjusted Other Revenue[1]	481	433	448	48	33

(c) Provision for Credit Losses	427	446	304	(19)	123

(d) Noninterest Expense	1,249	1,266	1,138	(17)	111

Pre-Tax Income (a+b-c-d)	$403	$388	$634	$15	$(231)

Income Tax Expense	74	68	152	6	(78)

Net Loss from Discontinued Operations	—	(1)	—	1	—

Net Income	$329	$319	$482	$10	$(153)

Preferred Dividends	28	28	28	—	—

Net Income Attributable to Common Shareholders	$301	$291	$454	$10	$(153)

GAAP EPS (diluted)	$0.99	$0.96	$1.40	$0.03	$(0.41)

Core OID, Net of Tax[1]	0.03	0.03	0.02	0.00	0.01

Change in Fair Value of Equity Securities, Net of Tax[3]	(0.06)	(0.17)	0.33	0.10	(0.40)

Adjusted EPS[1]	$0.96	$0.82	$1.76	$0.13	$(0.80)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See page 5 for definitions.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.

($ millions)	2Q 23	1Q 23	2Q 22	1Q 23	2Q 22

Automotive Finance	$501	$442	$600	$59	$(99)

Insurance	8	92	(122)	(84)	130

Dealer Financial Services	$509	$534	$478	$(25)	$31

Corporate Finance	72	72	60	0	12

Mortgage Finance	21	21	6	0	15

Corporate and Other	(199)	(239)	90	40	(289)

Pre-Tax Income from Continuing Operations	$403	$388	$634	$15	$(231)

Core OID[1]	12	11	10	0	2

Change in Fair Value of Equity Securities[23]	(25)	(65)	136	40	(161)

Core Pre-Tax Income[1]	$390	$335	$780	$56	$(390)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See page 6 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $501 million was down $99 million year over year, primarily driven by near historically low net loss performance in the prior year period.

Net financing revenue of $1,349 million was $48 million higher year over year, driven by higher lease gains and higher retail and commercial assets. Ally’s retail auto portfolio yield, excluding the impact of hedges, increased 102 bps year over year to 7.87% as the portfolio turns over and reflects higher originated yields from recent periods.

Provision for credit losses of $331 million increased $103 million year over year, driven by higher retail net charge-offs, partially offset by slower in-period retail reserve build due to lower origination volume. The retail auto net charge-off rate was 1.32%.

Consumer auto originations of $10.4 billion included $6.6 billion of used retail volume, or 64% of total originations, $3.0 billion of new retail volume, and $0.8 billion of leases. Estimated retail auto originated yieldC of 10.4% in the quarter was up 257 bps year over year.

End-of-period auto earning assets increased $6.6 billion year over year from $108.8 billion to $115.4 billion, due to an increase in both consumer and commercial auto earning assets. End-of-period consumer auto earning assets of $94.7 billion increased $2.0 billion year over year, driven by strong retail originations aided by a stable flow of pooled asset purchases from forward flow partners, partially offset by a decrease in lease assets. End-of-period commercial earning assets of $20.7 billion were $4.6 billion higher year over year, driven by an increase in industry new vehicle supply and higher dealer loans, partially offset by a decrease in the used vehicle supply.

Insurance

Pre-tax income of $8 million was $130 million higher year over year, primarily driven by an increase in the fair value of equity securities of $24 million during the second quarter compared to a decrease of $136 million in the prior year period. This increase was also driven by higher earned premiums, highlighting a solid growth trajectory and a durable revenue stream. Core pre-tax lossD of $16 million decreased $30 million year over year driven by elevated weather-related losses of $51 million, up 96% year over year.

Written premiums were $299 million, up 14% year over year, driven by growing dealer inventory and growth in other P&C and F&I products.

Total investment income, excluding a $24 million increase in the fair value of equity securities during the quarterE, was $30 million, up $1 million year over year due to lower realized gains from broader equity market trends, offset by higher net interest income.

CEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

D Represents a non-GAAP financial measure. Adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader to better understand the business’ ability to generate other revenue. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

EChange in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $72 million in the quarter was $12 million higher year over year driven by higher net financing revenue.

Net financing revenue increased $15 million year over year to $92 million primarily driven by higher average asset balances. Other revenue of $28 million was up $9 million year over year as higher syndication and fee income was partially offset by lower realized investment gains.

Provision for credit losses of $15 million increased $7 million from the prior-year period due to reserve build related to certain specific exposures.

The held-for-investment loan portfolio of $10.1 billion was up 20% year over year and includes 60% asset-based loans with nearly 100% in first lien position. Commercial real estate, which comprises 11% of outstanding loans, is concentrated entirely within the healthcare space.

Mortgage Finance

Pre-tax income of $21 million was up $15 million year over year, driven primarily by the impact of declining mortgage banking related operating expenses.

Net financing revenue was down $3 million year over year to $53 million, reflecting an increased cost of funds, offset by an increase in average asset balances driven by slower prepayment activity and less premium expense. Other revenue increased $1 million year over year to $5 million.

Direct-to-consumer originations totaled $267 million in the quarter, down 70% year over year, reflective of current contraction in the mortgage market.

Existing Ally Bank deposit customers accounted for 60% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally‘s board of directors approved a $0.30 per share common dividend for the third quarter of 2023. Ally did not repurchase any shares on the open market during the quarter.

Ally’s Common Equity Tier 1 (CET1) capital ratio increased from 9.2% to 9.3% quarter over quarter while risk weighed assets (RWA) increased from $157.6 billion to $159.1 billion, mainly driven by commercial and retail auto loan growth. The increase in CET1 capital was driven primarily by net income generation.

Liquidity & Funding

Liquid cash and cash equivalentsF totaled $9.5 billion at quarter-end, up from $9.3 billion at the end of the first quarter. Highly liquid securities were $20.7 billion and Ally’s FHLB unused pledged borrowing capacity was $12.3 billion at quarter end. Total current available liquidityG was $42.5 billion at quarter-end.

Deposits represented 87% of Ally’s funding portfolio at quarter-end.

Deposits

Retail deposits increased to $139.0 billion at quarter-end, up $7.8 billion year over year and up $0.5 billion quarter over quarter. Total deposits increased $13.9 billion year over year to $154.3 billion and Ally maintained industry-leading customer retention at 96%.

The average retail portfolio deposit rate was 3.68% for the quarter, up 297 bps year over year and up 52 bps quarter over quarter.

Ally‘s retail deposit customer base grew 14% year over year, totaling 2.9 million customers at quarter-end. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 69% of new customers in the quarter. Approximately 10% of deposit customers maintained an Ally Invest, Ally Home or Ally Credit Card relationship at quarter-end.

FCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 18 of the Financial Supplement for more details.

GTotal liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1) In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2) In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Pre-provision net revenue (PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue then subtracting GAAP Noninterest expense, excluding Provision for credit losses. Management believes that PPNR is a helpful financial metric because it enables the reader to assess the business’ ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income.

Core pre-provision net revenue (Core PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue and subtracting GAAP Noninterest expense then adding Core OID and repositioning expenses, excluding Provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core business’ ability to generate earnings to cover credit losses.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders‘ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business‘s profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business‘s ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business‘s ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business‘s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, and significant other one-time items. Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business_ ongoing ability to generate revenue and income.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies—In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 23	1Q 23	2Q 22

GAAP Net Income Attributable to Common Shareholders		$301	$291	$454

Discontinued Operations, Net of Tax		—	1	—

Core OID		12	11	10

Repositioning and Other		—	—	—

Change in the Fair Value of Equity Securities		(25)	(65)	136

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		3	11	(31)

Core Net Income Attributable to Common Shareholders	[a]	$291	$250	$570

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	304,646	303,448	324,027

Adjusted EPS	[a] ÷ [b]	$0.96	$0.82	$1.76

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 23	1Q 23	2Q 22

GAAP Net Income Attributable to Common Shareholders		$301	$291	$454

Discontinued Operations, Net of Tax		—	1	—

Core OID		12	11	10

Repositioning and Other		—	—	—

Change in Fair Value of Equity Securities		(25)	(65)	136

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		3	11	(31)

Significant Discrete Tax Items		—	—	—

Core Net Income Attributable to Common Shareholders	[a]	$291	$250	$570

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$13,455	$13,119	$14,699

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,131	10,795	$12,375

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(891)	(898)	(926)

Tangible Common Equity		$10,240	$9,896	$11,449

Core OID Balance		(824)	(835)	(868)

Net Deferred Tax Asset (DTA)		(1,060)	(1,059)	(758)

Normalized Common Equity	[b]	$8,357	$8,002	$9,822

Core Return on Tangible Common Equity	[a] ÷ [b]	13.9%	12.5%	23.2%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		2Q 23	1Q 23	2Q 22

GAAP Shareholder’s Equity		$13,532	$13,378	$13,984

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$11,208	$11,054	$11,660

Goodwill and Identifiable Intangible Assets, Net of DTLs		(887)	(895)	(920)

Tangible Common Equity		10,321	10,159	10,740

Tax-effected Core OID Balance (21% tax rate)		(646)	(656)	(682)

Adjusted Tangible Book Value	[a]	$9,675	$9,504	$10,058

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	301,619	300,821	312,781

Metric

GAAP Common Shareholder’s Equity per Share		$37.16	$36.75	$37.28

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.94)	(2.97)	(2.94)

Tangible Common Equity per Share		$34.22	$33.77	$34.34

Tax-effected Core OID Balance (21% tax rate) per Share		(2.14)	(2.18)	(2.18)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$32.08	$31.59	$32.16

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 23	1Q 23	2Q 22

GAAP Noninterest Expense		$1,249	$1,266	$1,138

Insurance Expense		(358)	(315)	(300)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$891	$951	$838

Denominator ($ millions)

Total Net Revenue		$2,079	$2,100	$2,076

Core OID		12	11	10

Insurance Revenue		(366)	(407)	(178)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,725	$1,704	$1,908

Adjusted Efficiency Ratio	[a] ÷ [b]	51.7%	55.8%	43.9%

Original Issue Discount Amortization Expense ($ millions)

		2Q 23	1Q 23	2Q 22

GAAP Original Issue Discount Amortization Expense		$15	$15	$13

Other OID		(3)	(3)	(2)

Core Original Issue Discount (Core OID) Amortization Expense		$12	$11	$10

Outstanding Original Issue Discount Balance ($ millions)

		2Q 23	1Q 23	2Q 22

GAAP Outstanding Original Issue Discount Balance		$(863)	$(878)	$(901)

Other Outstanding OID Balance		45	48	39

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(818)	$(830)	$(863)

($ millions)

Net Financing Revenue (Excluding Core OID)		2Q 23	1Q 23	2Q 22

GAAP Net Financing Revenue	[w]	$1,573	$1,602	$1,764

Core OID		12	11	10

Net Financing Revenue (Excluding Core OID)	[a]	$1,585	$1,613	$1,774

Adjusted Other Revenue		2Q 23	1Q 23	2Q 22

GAAP Other Revenue	[x]	$506	$498	$312

Change in Fair Value of Equity Securities		(25)	(65)	136

Adjusted Other Revenue	[b]	$481	$433	$448

Adjusted Total Net Revenue		2Q 23	1Q 23	2Q 22

Adjusted Total Net Revenue	[a]+[b]	$2,066	$2,047	$2,222

Adjusted Provision for Credit Losses		2Q 23	1Q 23	2Q 22

GAAP Provision for Credit Losses	[y]	$427	$446	$304

Adjusted Provision for Credit Losses	[c]	$427	$446	$304

Adjusted NIE (Excluding Repositioning)		2Q 23	1Q 23	2Q 22

GAAP Noninterest Expense	[z]	$1,249	$1,266	$1,138

Repositioning		—	—	—

Adjusted NIE (Excluding Repositioning)	[d]	$1,249	$1,266	$1,138

Core Pre-Tax Income		2Q 23	1Q 23	2Q 22

Pre-Tax Income	[w]+[x]-[y]-[z]	$403	$388	$634

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$390	$335	$780

Core Pre-Provision Net Revenue (Core PPNR)		2Q 23	1Q 23	2Q 22

Pre-Provision Net Revenue	[w]+[x]-[z]	$830	$834	$938

Core Pre-Provision Net Revenue	[a]+[b]-[d]	$817	$781	$1,084

($ millions)		2Q 2023			2Q 2022

	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance

Premiums, Service Revenue Earned and Other	$312	$—	$312	$285	$—	$285

Losses and Loss Adjustment Expenses	134	—	134	89	—	89

Acquisition and Underwriting Expenses	224	—	224	211	—	211

Investment Income and Other	54	(24)	30	(107)	136	29

Pre-Tax Income from Continuing Operations	$8	$(24)	$(16)	$(122)	$136	$14

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the second quarter 2023 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves more than 11 million customers through a full range of online banking services (including deposits, mortgage, point-of-sale personal lending, and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target”, “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com